Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Aquestive Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h) (2)	2,740,624 shares (3)	$2.715	$7,440,794.16	$147.60 per $1,000,000	$1,098.27
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h) (2)	342,578 shares (4)	$2.715	$930,099.27	$147.60 per $1,000,000	$137.29
Total Offering Amounts					$8,370,893.43		$1,235.56
Total Fee Offsets							--
Net Fee Due							$1,235.56

1.	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Aquestive Therapeutics, Inc., a Delaware corporation (the “Registrant”), that become issuable under the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), and the Registrant’s Employee Stock Purchase Plan, as amended (the “ESPP”), in the event of a stock dividend, stock split, recapitalization or other similar transaction.

2.	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum offering price per share was calculated on the basis of the average of the high and low prices per share of the Common Stock as reported on the Nasdaq Global Market on February 7, 2024.

3.	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, on January 1st of each year prior to the termination of the 2018 Plan, the number of shares authorized for issuance under the 2018 Plan will be increased by (i) 4.0% of the number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year or (ii) such lesser amount determined by the Board of Directors of the Registrant (the “Board”) in its discretion (the “2018 Plan Evergreen Provision”). Pursuant to the 2018 Plan Evergreen Provision, the number of shares of Common Stock available for issuance under the 2018 Plan was increased by 2,740,624 shares effective January 1, 2024, which is 4.0% of the total number of shares of Common Stock outstanding as of December 31, 2023. This Registration Statement registers these 2,740,624 additional shares of Common Stock for issuance under the 2018 Plan.

4.	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the ESPP on January 1, 2024 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, on January 1st of each year during which the ESPP is in effect, the number of shares available for purchase under the ESPP will be increased by the lesser of (i) 1.0% of the number of shares of Common Stock outstanding as of the immediately preceding December 31 (calculated on a fully diluted basis), (ii) 50,000 shares of Common Stock and (z) such lesser number of shares of Common Stock as the Board may determine in its discretion (the “ESPP Evergreen Provision”). Pursuant to the ESPP Evergreen Provision, the number of shares of Common Stock available for purchase under the ESPP was increased by 342,578 shares effective January 1, 2024, which is 0.50% of the total number of shares of Common Stock outstanding as of December 31, 2023, as determined by the Board in its discretion. This Registration Statement registers these 342,578 additional shares of Common Stock for purchase under the ESPP.